UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2005

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2962027 (I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) Under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c)

INFORMATION TO BE INCLUDED IN REPORT

Item 2.01 Completion of an Acquisition or Disposition of Assets

On June 30, 2005, Oris Health, Inc, a newly-formed California corporation and wholly-owned subsidiary of Allion Healthcare Inc., a Delaware corporation, acquired, pursuant to an asset purchase agreement dated May 19, 2005, all right, title and interest in and to certain intellectual property and other assets owned, leased or held for use by Oris Medical, Inc., a Washington corporation, including an assignment of Oris Medical’s license to use Ground Zero Software, Inc.’s computer software program known as LabTracker — HIV™, and Oris Medical’s Oris System, an electronic prescription writing system. MOMS Pharmacy, Inc., a California corporation and wholly-owned subsidiary of Allion Healthcare, was the original signatory to the asset purchase agreement with Oris Medical but assigned its rights and obligations under the asset purchase agreement to Oris Health immediately prior to the closing of the transaction.

In connection with the closing of the acquisition, Oris Medical and Ground Zero were paid $850,000 and $150,000, respectively, in cash. In addition, pursuant to an earn-out formula contained in the asset purchase agreement, Oris Medical and Ground Zero may be paid on a quarterly basis up to an additional $40,000,000 in the aggregate, based on the net number of HIV patients of physician customers utilizing the LabTracker — HIV™ software or the Oris System to fill their prescriptions at MOMS Pharmacy, Inc. or an affiliate of MOMS Pharmacy. Oris Medical’s and Ground Zero’s rights to these additional payments terminate 40 months after closing of the sale and, under certain circumstances set forth in the asset purchase agreement, portions of these additional payments may be made in stock. A copy of the asset purchase agreement is attached hereto as exhibit 2.1.

The asset purchase agreement contains customary representations and warranties from Allion, MOMS Pharmacy and Oris Medical, including representations and warranties about Oris Medical’s business, assets, operations, intellectual property and liabilities. The asset purchase agreement also includes indemnifications by Oris Health and Oris Medical for losses resulting from breaches or misrepresentations under the asset purchase agreement. Oris Medical also indemnified Oris Health for losses as a result of third-party claims that involve the use of the acquired assets or the assumed liabilities prior to June 30, 2005. The maximum aggregate amount that Oris Health can recover from Oris Medical under the indemnification provisions is the purchase price actually received by Oris Medical.

Under the asset purchase agreement, the principal stockholders of Oris Medical have agreed not to engage in the business of developing and marketing software for physician prescription writing within the United States while Oris Health is making the earn-out payments in accordance with the terms of the asset purchase agreement. The principal stockholders of Oris Medical also agreed not to interfere with Oris Health’s use of the intellectual property, customer relationships or business.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

2.1 Asset Purchase Agreement dated as of May 19, 2005 by and between MOMS Pharmacy, Inc. and Oris Medical Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Allion Healthcare, Inc.

Date: July 7, 2005	By:	/s/ James G. Spencer
James G. Spencer
Chief Financial Officer, Secretary and Treasurer